EXHIBIT 12



                                  NEWS RELEASE


   CONTACT:  RICHARD J. NELSON
             (616) 344-4993


                                                        FOR IMMEDIATE RELEASE


                       LASALLE FINANCIAL PARTNERS SUPPORTS
                        7.2% SHAREHOLDER FOR ELECTION TO
                     BANK WEST FINANCIAL BOARD OF DIRECTORS

                           ___________________________

   Kalamazoo, Michigan, September 23, 1997   LaSalle Financial Partners, L.P.
   announced today that the Partnership will support Harry E. Mika, owner of 126,300 shares of Bank West Financial Corporation (NASDAQ: BWFC), as a candidate for election to the Board of Directors. Bank West Financial has agreed to Mr. Mika's request to be placed on the management slate of director nominees for election to the Board of Directors at the 1997 Annual Meeting of Shareholders scheduled for October 29, 1997.
   LaSalle Financial Partners has withdrawn its notice to nominate Richard J. Nelson, a General Partner of the Partnership, for election to the Board of Directors. Peter T. Kross, also a General Partner of LaSalle Financial, stated that "we are pleased that Mr. Mika is being proposed for election to the Board of Directors, and we believe he will provide valuable input to the Board." Mr. Kross further commented; "recent discussions with Mr. Mika assure us that as the largest independent shareholder, he will continue to encourage the Board of Directors to maximize shareholder value in the best interests of all shareholders."

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